EXHIBIT 23(ii)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Alternate Energy Corp.:

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-118192 and 333-107283) of Alternate Energy Corp. and subsidiaries of our report dated March 29, 2006 with respect to the consolidated balance sheet of Alternate Energy Corp. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005, and the related financial statement schedules, which reports are included in the December 31, 2005 Annual Report on Form 10-KSB of Alternate Energy Corp.


/s/ DANZIGER & HOCHMAN

Toronto, Canada
April 26, 2006